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                                  EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts," "The Merger-Accounting Treatment," "Certain Provisions of the Merger Agreement - Conditions to the Merger," and to the use of our report dated January 20, 1998, with respect to the financial statements and schedules of Peerless Group, Inc., included in the Proxy Statement of Peerless Group, Inc. and the Registration Statement and Prospectus of Jack Henry & Associates, Inc. for the registration of 794,764 shares of its common stock.


                                             /s/ ERNST & YOUNG, LLP

Dallas, Texas
October 21, 1998